                        [L-3 COMMUNICATIONS LOGO OMITTED]
                         L-3 COMMUNICATIONS CORPORATION
                                600 Third Avenue
                               New York, NY 10016
                         212-697-1111 Fax: 212-682-9553

                                                          NEWS

Contact:   Cynthia Swain                                            EXHIBIT 99.1
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   Financial Dynamics
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
           212-850-5600

            L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS
        -SALES, OPERATING INCOME AND DILUTED EARNINGS PER SHARE INCREASE
                      29.0%, 14.9% AND 12.2%, RESPECTIVELY

NEW YORK, NY, February 1, 2005 - L-3 Communications (NYSE: LLL) today announced strong results for the 2004 fourth quarter, including sales of $1,911.2 million, operating income of $219.5 million, diluted earnings per share of $1.01, net cash from operating activities of $212.7 million and free cash flow(1) of $188.1 million.

For the 2004 fourth quarter, sales increased by 29.0% to $1,911.2 million from sales of $1,481.1 million for the 2003 fourth quarter. The increase in sales from acquired businesses was 15.0%, or $222.4 million. Consolidated organic(2)
sales growth was 14.0%, or $207.7 million. Organic sales growth for the company's defense businesses was 16.3%, or $208.0 million, driven by continued
strong demand for secure communications and intelligence, surveillance and reconnaissance (ISR) systems, aircraft modernization, training and government services, training devices and naval power equipment services. Organic sales for the company's commercial and other non-military businesses declined by 0.1%, or
$0.3 million, primarily due to volume declines for security products, which were largely offset by increased volume for commercial aviation products.

Consolidated operating income for the 2004 fourth quarter increased by 14.9% to
$219.5 million from $191.0 million for the 2003 fourth quarter. Consolidated operating income as a percentage of sales (operating margin) decreased to 11.5%
for the 2004 fourth quarter, compared to 12.9% for the 2003 fourth quarter. This decrease was principally due to lower margins for the Vertex Aerospace business, which was acquired on December 1, 2003, and changes in product sales mix for certain businesses within the specialized products segment. The changes in operating margin are explained in the company's segment results discussed below.

Net income for the 2004 fourth quarter increased by 21.2% to $119.3 million, compared to net income of $98.4 million for the 2003 fourth quarter. Diluted earnings per share (EPS) increased by 12.2% to $1.01, compared to $0.90 for the
2003 fourth quarter. Net income for the 2004 fourth quarter includes an after-tax charge of $3.2 million, or $0.03 per diluted share, relating to the retirement of $200 million of 8% senior subordinated notes. Excluding this debt retirement charge, diluted EPS was $1.04 for the 2004 fourth quarter, an increase of 15.6% as compared to the 2003 fourth quarter.

For the 2004 fourth quarter, funded orders increased by 41.9% to $2,098.6 million, compared to funded orders of $1,478.9 million for the 2003 fourth quarter. At December 31, 2004, funded backlog was $4,757.9 million, an increase of 22.2%, compared to funded backlog of $3,893.3 million at December 31, 2003.

----------
Notes:
(1)  See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.
(2)  Organic sales growth is defined as the current period vs. prior period increase or decrease in sales excluding the increase in sales from acquired businesses.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 2

Net cash from operating activities for the 2004 fourth quarter increased by
64.9% to $212.7 million from $129.0 million for the 2003 fourth quarter. Free cash flow for the 2004 fourth quarter increased by 83.0% to $188.1 million, compared to free cash flow of $102.8 million for the 2003 fourth quarter.

"L-3's fourth quarter performance was excellent," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "The company had a number of solid performers, including secure communications and ISR systems, communication products, secure network communications, training and simulation, aircraft modernization, operations and maintenance, aviation products and government services."

FULL YEAR RESULTS

For the year ended December 31, 2004, sales increased by 36.3% to $6,897.0 million from sales of $5,061.6 million for the year ended December 31, 2003. The increase in sales from acquired businesses was 21.2%, or $1,071.9 million.
Consolidated organic sales growth was 15.1%, or $763.5 million. Organic sales growth for the company's defense businesses was 16.3%, or $721.6 million, driven by continued strong demand for secure communications and ISR systems, aircraft modernization, aviation products, training and government services, training devices, sensors and imaging products and naval power equipment and services.
Organic sales growth for the company's commercial and other non-military businesses was 6.6%, or $41.9 million, primarily due to increased volume for commercial aviation products.

Operating income for the year ended December 31, 2004 increased by 28.8% to
$748.6 million from $581.0 million for the year ended December 31, 2003.
Consolidated operating margin decreased to 10.9% for the year ended December 31,
2004, compared to 11.5% for the year ended December 31, 2003. The decrease in operating margin was primarily due to expected lower margins from the Vertex
Aerospace acquired business.

Net income for the year ended December 31, 2004 increased by 37.6% to $381.9 million, compared to net income of $277.6 million for the year ended December
31, 2003. Diluted EPS increased by 27.1% to $3.33, compared to $2.62 for the year ended December 31, 2003. Net income for the year ended December 31, 2004 includes an after-tax debt retirement charge of $3.2 million, or $0.03 per diluted share. Net income for the year ended December 31, 2003 includes an after-tax debt retirement charge of $7.2 million, or $0.06 per diluted share, for the early retirement of L-3's $180 million of 8 1/2% senior subordinated notes. Excluding these debt retirement charges from both periods, diluted EPS would have increased by 25.4% to $3.36 for the year ended December 31, 2004, as compared to $2.68 for the year ended December 31, 2003.

For the year ended December 31, 2004, funded orders increased by 38.1% to
$7,563.7 million, compared to funded orders of $5,477.4 million for the year ended December 31, 2003.

Net cash from operating activities for the year ended December 31, 2004 increased by 36.1% to $620.7 million from $456.1 million for the year ended
December 31, 2003. Free cash flow for the year ended December 31, 2004 increased by $175.1 million, or 46.4%, to $552.1 million, compared to free cash flow of
$377.0 million for the year ended December 31, 2003.

The company's cash and cash equivalents increased by $518.5 million to $653.4 million at December 31, 2004, compared to $134.9 million at December 31, 2003.
This increase was primarily due to the company's free cash flow and sale of senior subordinated notes, partially offset by amounts spent on business acquisitions and debt retirement.

Total debt was reduced by $267.5 million to $2,189.8 million at December 31,
2004, compared to $2,457.3 million at December 31, 2003. The decrease was due to the conversion into L-3 Holdings' common stock and redemption of the company's
5.25% senior subordinated convertible notes in January 2004 and 4.00% senior subordinated convertible contingent debt securities (CODES) in October 2004, and the redemption of the company's 8% senior subordinated notes in December 2004.
These decreases were partially offset by the issuance of $650 million of 5 7/8%
senior subordinated notes in November 2004.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 3

Shareholders' equity increased by $1,218.0 million to $3,792.5 million at
December 31, 2004, compared to $2,574.5 million at December 31, 2003. This increase was primarily due to the company's net income, and the conversion of the 5.25% senior subordinated notes and the CODES into L-3 Holdings' common stock, partially offset by cash dividends of $43.4 million paid during 2004.

Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders' equity) decreased to 36.1% at December 31, 2004, compared to 48.1% at December 31, 2003. Available borrowings under the company's revolving credit facilities were $677.5 million at December 31, 2004.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) 2004 fourth quarter sales increased by
10.4% to $423.3 million from $383.5 million for the 2003 fourth quarter. Organic sales growth was $32.6 million, or 8.5%, reflecting continued strong demand from the U.S. Department of Defense (DoD) and other U.S. Government agencies for the company's secure network communications, ISR systems and communication products.
The increase in sales from acquired businesses was $7.2 million, or 1.9%. The acquired businesses include Cincinnati Electronics, which was acquired on
December 9, 2004, and certain defense and aerospace assets of IPICOM, Inc., which were acquired on December 10, 2003. SC&ISR generated operating income of
$61.4 million for the 2004 fourth quarter, compared with $52.9 million for the
2003 fourth quarter. Operating margin increased to 14.5% from 13.8%, primarily due to the growth in sales and related improvement in margin.

Orders for the SC&ISR segment were $515.8 million during the 2004 fourth quarter and included:

o    A subcontract to develop TCDL-type Airborne and Ground hardware for the
     Aerial Common Sensor (ACS) program.

o    A contract to provide Airborne and Ground Systems for the Distant Eye program.

o    Selection as the Acoustic Data Recorder (ADR) provider for the
     Multi-mission Maritime Aircraft (MMA) program Phase I initial design effort. L-3 will design and develop a disk-based recorder leveraging its
     ALL-S/STAR(TM) recording technology.

o    A production subcontract for the communications, integration and testing of the U.S. Coast Guard's National Security Cutter under the Deepwater program.

o    Follow-on funding for USAF Big Safari Umbrella to provide program management, project engineering, flight operations, security, field service representatives and engineering support.

o    An award to support test aerial refueling missions, communications, and information operations testing requirements for the modification of a
     KC-135R aircraft.

o    Additional funding for Remotely Monitored Battlefield Sensor Systems
     (REMBASS II), which are currently being used by military intelligence units both in Iraq and Afghanistan.

o    A contract for spares, repairs, engineering support and field support for fielded U-2 ISR Data Link Systems.

o    An award for TCDL airborne data links and TIGDL II ground terminals for
     Poland's Peace Sky F-16 Reconnaissance Program.

o    An award for development of Virtual Private Network (VPN) applications for use in Electronic Key Management systems.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 4

For the year ended December 31, 2004, sales increased by 15.6% to $1,663.6 million from $1,439.4 million for the year ended December 31, 2003. Organic sales growth was $190.3 million, or 13.2%. The increase in sales from acquired businesses was $33.9 million, or 2.4%. The acquired businesses include
Cincinnati Electronics, Aeromet and certain defense and aerospace assets of
IPICOM, Inc. Operating income was $218.0 million for the year ended December 31,
2004, compared to $172.9 million for the year ended December 31, 2003. Operating margin increased to 13.1% from 12.0%. The annual sales growth and increase in operating margin for the segment were driven by trends similar to those affecting the 2004 fourth quarter (previously discussed).

TRAINING, SIMULATION AND GOVERNMENT SERVICES

Training, Simulation and Government Services (TS&GS) sales for the 2004 fourth quarter increased by 34.6% to $348.2 million from $258.7 million for the 2003 fourth quarter. Organic sales growth was $73.2 million, or 28.3%, driven by increased volume in both training and government services. The increase in sales from acquired businesses was $16.3 million, or 6.3%. The acquired businesses include Beamhit LLC and the General Electric Driver Development (GEDD) business, which were acquired during the 2004 second quarter, and D.P. Associates Inc, which was acquired on October 8, 2004. Operating income was $48.3 million for the 2004 fourth quarter, compared to $29.9 million for the 2003 fourth quarter.
Operating margin increased to 13.9% from 11.6% due to the growth in sales and related improvement in margin.

Orders for the TS&GS segment were $412.6 million during the 2004 fourth quarter and included:

o    The first increment of a multi-year contract to provide training at L-3
     Communications' commercial training facility to the E-3 AWACS crews.

o    An award to provide advanced operations and tactical-level air and space C2 education, training and mentorship to commanders, staffs, and units through formal training courses as well as exercises, experiments and operations.

o    An award from the U.S. Army for the company's Laser Marksmanship Training
     Systems (LMTS).

o    An award of the annual contract option for training services and training systems modifications supporting the E-6 flight crew, including qualification and mission readiness training in support of unit manning readiness requirements and mission tasking.

o    Incremental funding for logistics and worldwide fielding support of individual soldier equipment under the U.S. Army's PEO-Soldier Rapid
     Fielding Initiative (RFI).

o    A contract for Rapid Labor Service Support for the U.S. Army Intelligence
     and Security Command (INSCOM) to provide intelligence, force management and information technology services.

o    Incremental funding to support the U.S. Army's Installation Management
     Agency (IMA).

o    Delivery orders for the Army Force Management Services Support (AFMSS) core and non-core contracts.

o    Additional funding in support of the Arab Academy, Alexandria, Egypt.

o    Several awards for International Delivery orders under the GSA Management,
     Organization and Business Improvement Services (MOBIS) contract.

o    Initial funding to provide contractor maintenance and logistics support for
     USN C-40 (Boeing 737) aircraft.

o    Task order funding to support warfighter research at the USAF Warfighter
     Laboratory.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 5

For the year ended December 31, 2004, sales increased by 24.8% to $1,259.6 million from $1,009.3 million for the year ended December 31, 2003. Organic sales growth for the segment was $227.3 million, or 22.5%, and was driven by trends similar to those affecting the 2004 fourth quarter (previously discussed). The increase in sales from acquired businesses was $23.0 million, or
2.3%. The acquired businesses include Beamhit LLC, GEDD and D.P. Associates Inc.
Operating income was $149.2 million for the year ended December 31, 2004, compared to $115.5 million for the year ended December 31, 2003. Operating margin increased to 11.8% from 11.4%, due primarily to higher sales volume.

AIRCRAFT MODERNIZATION, O&M(3) AND PRODUCTS (FORMERLY AVIATION PRODUCTS &
AIRCRAFT MODERNIZATION)

Aircraft Modernization, O&M and Products (formerly Aviation Products & Aircraft
Modernization) 2004 fourth quarter sales increased by 79.9% to $642.4 million from $357.0 million in the 2003 fourth quarter. The increase in sales from acquired businesses was $178.7 million, or 50.0%. The acquired businesses include Vertex Aerospace and Military Aviation Services (MAS) businesses, which were acquired during 2003, and AVISYS, Inc., which was acquired on June 16,
2004. Organic sales growth was $106.7 million, or 29.9%, driven by sales from the U.S. Army Aviation and Missile Command (AMCOM) contract for maintenance and logistics support of rotary-wing training aircraft at Fort Rucker, Alabama, aircraft modernization, operations and maintenance, and an increase in volume for commercial aviation products. Operating income was $65.7 million for the
2004 fourth quarter, compared with $55.1 million for the 2003 fourth quarter.
Operating margin decreased to 10.2% from 15.4%, primarily because of the expected lower margins for the Vertex Aerospace acquired business, higher sales volume of lower margin aircraft modification and logistics support under cost-reimbursable-type contracts, and unfavorable changes in foreign currency exchange rates related to certain contracts with foreign customers. These decreases in operating margin were partially offset by higher margins for commercial aviation products due to higher sales volume.

Orders for the Aircraft Modernization, O&M and Products segment were $698.8 million during the 2004 fourth quarter and included:

o    A contract from the New Zealand Ministry of Defense for life extension program for the C-130 Hercules (C-130H) Aircraft.

o    An award from The Republic of Korea to complete mission system modernization and service life extension for the Navy P-3 aircraft.

o    A contract to develop a flying test bed for risk reduction flight testing of the Trent 1000 engine for the new Boeing 7E7 aircraft.

o    Incremental funding from the Department of Homeland Security - Customs &
     Border Protection to provide Contractor Logistics Support (CLS) for all
     U.S. Customs aircraft.

o    Continued funding for Special Operations Forces Support Activity (SOF-SA),
     providing full service logistics support.

o    A long-term award to provide In-Service Support (ISS) for Canada's Maritime
     Helicopter program on the Sikorsky H-92 Cyclone medium lift helicopter.

o    A production follow-on contract from the Naval Air Systems Command (NASC)
     to provide cockpit displays for the CH-46E Sea Knight.

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Notes:
(3) O&M is defined as operations and maintenance.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 6

o    An award from the Swedish Coast Guard to provide mission management systems/integration.

o    A contract to provide Fleet Training and Transport Services to the U.S.
     Navy in the Mediterranean, including threat simulation, shipboard electronic warfare training, air warfare equipment calibration, air-to-air and surface-to-air gunnery practice and airborne test platforms.

o    Funding for the T-45 Ground Based Training System (GBTS).

o    Incremental funding for aircraft launch and recovery and fixed maintenance in support of the T39/T2 program.

o    Quarterly funding to support base operations, flight hours, depot and engine requirements for the U.S. Navy C-12.

For the year ended December 31, 2004, sales increased by 124.6% to $2,289.8 million from $1,019.6 million for the year ended December 31, 2003. The increase in sales from acquired businesses was $967.6 million, or 94.9%. The acquired businesses include Avionics Systems, Vertex Aerospace, MAS and Flight Systems
Engineering, which were acquired during 2003, and AVISYS, Inc., which was acquired in 2004. Organic sales growth was $302.6 million, or 29.7%, driven by higher sales for aircraft modernization, operations and maintenance, including the AMCOM contract, and commercial and military aviation products. Operating income was $249.6 million for the year ended December 31, 2004, compared to
$147.8 million for the year ended December 31, 2003. Operating margin decreased to 10.9% from 14.5%, primarily because of trends similar to those affecting the
2004 fourth quarter (previously discussed).

SPECIALIZED PRODUCTS

Specialized Products 2004 fourth quarter sales increased by 3.2% to $497.3 million from $481.9 million in the 2003 fourth quarter. Organic sales declined by $4.8 million, or 1.0%, due to lower sales volume for explosives detection systems (EDS), caused primarily by a later-than-expected receipt of an order from the U.S. Transportation and Security Administration, and a reduction in sales for navigation products due to contracts nearing completion. These decreases to sales were partially offset by higher volume for training devices, naval power equipment services and maintenance of security systems. The increase in sales from acquired businesses was $20.2 million, or 4.2%. The acquired businesses include Bay Metals, Brashear, LP and Infrared Products, which were acquired during 2004. Operating income was $44.1 million for the 2004 fourth quarter, compared with $53.1 million for the 2003 fourth quarter. Operating margin decreased to 8.9% from 11.0%, primarily because of changes in product sales mix for security products, including lower sales of higher margin EDS systems and telemetry products. These decreases to operating margin were partially offset by higher margins on undersea warfare products, primarily due to higher volume for spares and lower product reliability costs.

Orders for the Specialized Products segment were $471.4 million during the 2004 fourth quarter and included:

o    An award for the development phase of the Swiss F/A-18 Flight Simulator
     Upgrade program.

o    Funding to provide study and system evaluation services associated with the development of the modernization of the Global Positioning System (GPS).

o    An award from the Royal Omani Air Force to provide a full F-16 Aircrew
     Training System.

o    Sole source follow-on funding for Strategic Weapons System (SWS), providing support of shipboard and down range tracking equipment for Test and
     Training activities associated with the Trident Submarine fleet.

o    An award from the U.S. Army for the production of the M762A1 and M767A1 electronic timed artillery fuzes.

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 7

o    A follow-on production award for both training and tactical rounds for the
     Stryker 105MM Main Gun System Vehicle.

o    Additional funding in support of system design and development on the
     Advanced Hawkeye program and ongoing production of the TRAC-A antenna program.

o    An award to provide high reliability circuit breakers for the Los Angeles
     Class and Virginia Class submarines.

o    A contract to deliver low-voltage COTS switchgear for the U.S. Navy's
     Arleigh Burke Class destroyer.

o    An award to provide the Tokyo-Narita International Airport (NRT) with the company's next-generation explosives detection system (EDS) - the eXaminer
     3DX(R) 6500.

o    Continued support for the U.S. Navy TB-29A Towed Array.

o    Orders for Range Telemetry Processing Systems (RTPS), Telemetry Kits,
     Transponders and Receivers and Microwave radios.

For the year ended December 31, 2004, sales increased by 5.7% to $1,684.0 million from $1,593.3 million for the year ended December 31, 2003. The increase in sales from acquired businesses was $47.4 million, or 3.0%. The acquired businesses include Klein Associates, which was acquired in 2003, and Bay Metals,
Brashear, LP and Infrared Products, which were acquired in 2004. Organic sales growth was $43.3 million, or 2.7%, driven by increased sales of training devices, imaging products, naval power equipment and services, partially offset by volume declines for EDS, undersea warfare products and ruggedized computers and displays. Operating income was $131.8 million for the year ended December
31, 2004, compared to $144.8 million for the year ended December 31, 2003.
Operating margin decreased to 7.8% from 9.1%, primarily because of changes in product sales mix for security products, including lower sales of higher margin
EDS systems and telemetry products, and a $4.5 million gain related to the settlement of a claim recorded in September, 2003. These decreases were partially offset by operating income for the naval power equipment businesses in
2004, as compared to operating losses in 2003.

GOVERNMENT AND COMMERCIAL BUSINESSES RESULTS

For the 2004 fourth quarter, sales from the company's government businesses increased by 33.4% to $1,693.6 million from $1,269.8 million for the 2003 fourth quarter. Operating income from the company's government businesses for the 2004 fourth quarter increased by 15.0% to $194.6 million from $169.2 million for the
2003 fourth quarter. Operating margin declined to 11.5% from 13.3%, primarily due to margins from the Vertex Aerospace acquired business.

For the 2004 fourth quarter, sales from the company's commercial businesses increased by 3.0% to $217.6 million, compared to $211.3 million for the 2003 fourth quarter. Operating income from the company's commercial businesses for the 2004 fourth quarter increased by 14.2% to $24.9 million, compared to operating income of $21.8 million for the 2003 fourth quarter. Operating margin increased to 11.4% from 10.3%, primarily due to higher sales volume for commercial aviation products.

For the year ended December 31, 2004, sales from the company's government businesses increased by 39.8% to $6,155.6 million from $4,401.7 million for the year ended December 31, 2003. Operating income from the company's government businesses for the year ended December 31, 2004 increased by 26.2% to $678.8 million from $537.9 million for the year ended December 31, 2003. Operating margin declined to 11.0% from 12.2%, primarily due to trends similar to those affecting the 2004 fourth quarter.

For the year ended December 31, 2004, sales from the company's commercial businesses increased by 12.4% to $741.4 million from $659.9 million for the year ended December 31, 2003. Operating income from the

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 8

company's commercial businesses for the year ended December 31, 2004 increased by 61.9% to $69.8 million from $43.1 million for the year ended December 31,
2003. Operating margin increased to 9.4% from 6.5%, primarily due to trends similar to those affecting the 2004 fourth quarter.

OUTLOOK

"We believe that 2005 will be another good year for L-3, with solid growth in all major areas of our business," said Mr. Lanza. "We expect that for 2005 U.S.
defense spending will remain strong as the DoD continues to focus on transforming the military and upgrading its assets." Mr. Lanza said that DoD priorities include information distribution, network fusion, SIGINT, rapid strike, ISR, communications, precision weaponry, improved training, aircraft modernization and support, as well as new missions and sensors for unmanned air and land vehicles. With the military engaged in Iraq and Afghanistan, there is a need to ensure that existing aircraft, ships and land vehicles are upgraded and maintained. These are all areas where L-3 has a significant presence.

"We believe that the DoD budget will grow at a conservative rate," continued Mr.
Lanza. "Investors should understand that there is no problem with the DoD budget; the budget itself is reasonable, although there will be a significant focus on cost containment since the backlog of both new and desired programs for
2005 does not fit into a reasonable 2007 budget and beyond."

In fact, the DoD is currently assessing its upcoming requirements and has already demonstrated that it is prepared to cancel or delay new platforms and reallocate funding to meet the demands of transformation. That process should continue as the military prepares its Quadrennial Defense Review (QDR), which is expected to be released in the second half of 2005. "We believe that the DoD will continue to either delay or cut new platforms," said Mr. Lanza, "but at the same time allocate increased funding for transformation. This trend should benefit L-3, because of L-3's portfolio of high technology products and services that play heavily into the upgrade and modernization of present platforms as well as those new platforms that will survive."

In the area of homeland security, Mr. Lanza noted that the new Bush
Administration has made it a priority to increase the homeland security budget, and Congress also is very concerned about protecting key infrastructure assets, including cargo, ports and maritime travel. In addition, Mr. Lanza expects that the government will be working toward upgrading its passenger portals and carry-on baggage equipment to protect against other threats. L-3 has a broad base of products for homeland security, including systems for aviation, cargo, port and maritime security, crisis management, border security and vehicles for restoral communications and bioterrorism threats.

"The acquisition pipeline is full," continued Mr. Lanza. He said that there are many defense companies with revenues in the $50 million to $300 million range as well as assets from major platform companies that are on the market. Many of these companies are synergistic to L-3, have products that are number-one or number-two in their niches and have affordable EBITDA multiples. "You can expect that in 2005, L-3 will continue to acquire companies in areas that would supplement our products and services in intelligence, communications, sensors, training and simulation and government services."

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L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                  PAGE 9

FINANCIAL OUTLOOK FOR 2005

The company also provided its financial guidance for the year ending December
31, 2005:

o    2005 sales exceeding $8 billion, with growth in excess of 17%, compared to
     2004, including organic sales growth of at least 10%, with the remaining growth coming from business acquisitions. The company's estimated sales growth includes its recently announced agreements to acquire the Marine
     Controls division of CAE, the Boeing Electron Dynamics Devices business and the General Dynamics Propulsion Systems business, which are expected to be completed during the first quarter of 2005;

o    2005 diluted earnings per share of between $3.95 and $4.05, including operating margin of approximately 11.1%, and an estimated effective income tax rate of between 35.5% and 36.0%. The company's diluted earnings per share estimate for 2005 is before the impact of adopting the provisions of
     SFAS No. 123R, Share-Based Payment; and

o    2005 free cash flow exceeding $575 million. The company's free cash flow estimate is comprised of net cash from operating activities in excess of
     $690 million, less net capital expenditures of $115 million.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, Michael T. Strianese, senior vice president - finance, and Cynthia
Swain, vice president corporate communications, will host the call today,
Tuesday, February 1, 2005.

                                   2:00 PM ET
                                   1:00 PM CT
                                   12:00 PM MT
                                   11:00 AM PT

       Listeners may access the conference call live over the Internet at the following web address:

      http://phx.corporate-ir.net/playerlink.zhtml?c=120146&s=wm&e=1000317
                                       or

                        http://www.L-3com.com

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at these sites or by dialing (800) 642-1687 (passcode: 3389868), beginning approximately two hours after the call ends through April 26, 2005.

Headquartered in New York City, L-3 Communications is a leading provider of
Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services and is a merchant supplier of a broad array of high technology products. Its customers include the Department of Defense, Department of Homeland Security,
selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company's web site at
www.L-3Com.com.

                                     -more-

L-3 COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2004 RESULTS                 PAGE 10

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #

                           - FINANCIAL TABLES FOLLOW -

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED               YEAR ENDED
                                                  DECEMBER 31,                 DECEMBER 31,
                                             ------------------------     -----------------------
                                                2004         2003            2004        2003
                                             -----------  -----------     ----------- -----------
SALES:

  CONTRACTS, PRIMARILY U.S. GOVERNMENT(a)     $ 1,693.6    $ 1,269.8       $ 6,155.6    $4,401.7
  COMMERCIAL, PRIMARILY PRODUCTS(a)               217.6        211.3           741.4       659.9
                                             -----------  -----------     ----------- -----------
     CONSOLIDATED SALES                       $ 1,911.2    $ 1,481.1       $ 6,897.0    $5,061.6
                                             -----------  -----------     ----------- -----------
COSTS AND EXPENSES:

  CONTRACTS, PRIMARILY U.S. GOVERNMENT        $ 1,499.0    $ 1,100.6       $ 5,476.8   $ 3,863.8
  COMMERCIAL, PRIMARILY PRODUCTS:

   COST OF SALES                                  138.1        138.5           459.0       417.0
   SELLING, GENERAL AND ADMINISTRATIVE
       EXPENSES                                    33.9         32.1           141.4       140.6
   RESEARCH AND DEVELOPMENT EXPENSES               20.7         18.9            71.2        59.2

                                             -----------  -----------     ----------- -----------
     CONSOLIDATED COSTS AND EXPENSES          $ 1,691.7    $ 1,290.1       $ 6,148.4   $ 4,480.6
                                             -----------  -----------     ----------- -----------

OPERATING INCOME(a)                               219.5        191.0           748.6       581.0

INTEREST AND OTHER (INCOME) EXPENSE                (9.0)         1.9            (7.3)       (0.2)
INTEREST EXPENSE                                   38.5         34.4           145.3       132.7
MINORITY INTERESTS IN NET INCOME OF
 CONSOLIDATED SUBSIDIARIES                          1.8          0.9             8.9         3.5
LOSS ON RETIREMENT OF DEBT                          5.0            -             5.0        11.2
                                             -----------  -----------     ----------- -----------

INCOME BEFORE INCOME  TAXES                       183.2        153.8           596.7       433.8
PROVISION FOR INCOME TAXES                         63.9         55.4           214.8       156.2
                                             -----------  -----------     ----------- -----------
NET INCOME                                   $   119.3       $  98.4         $ 381.9     $ 277.6
                                             ===========  ===========     =========== ===========

EARNINGS PER SHARE:

            BASIC
                                             $     1.05      $  1.02      $     3.54     $  2.89
                                             ===========  ===========     =========== ===========

            DILUTED(b)
                                             $     1.01      $  0.90(C)   $   3.33(C) $  2.62(C)
                                             ===========  ===========     =========== ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
-------------------------------------------

            BASIC                                 113.7         96.8           107.8        96.0
                                             ===========  ===========     =========== ===========

            DILUTED                               118.6        114.7(c)        117.4       113.9(c)
                                             ===========  ===========     =========== ===========

------------------

(a)  Effective January 2004, we combined the explosives detection systems (EDS)
     business into L-3 Security and Detection Systems, the IMC business into L-3
     Government Services, Inc., the EMP business into our ESSCO business and the
     Apcom business into our Communication System-East business (2004 Business
     Realignments). As a result of the 2004 Business Realignments, reclassifications between "Contracts, primarily U.S. Government" and
     "Commercial, primarily products" have been made to the prior period sales and operating income amounts. Specifically, for the three months ended
     December 31, 2003, $46.4 million of sales and $14.5 million of operating income was reclassified from "Contracts, primarily U.S. Government" to
     "Commercial, primarily products," and $5.6 million of sales and $1.7 million of operating income was reclassified from "Commercial, primarily products" to "Contracts, primarily U.S. Government." For the twelve months ended December 31, 2003, $96.5 million of sales and $26.3 million of operating income was reclassified from "Contracts, primarily U.S.
     Government" to "Commercial, primarily products," and $30.6 million of sales and $2.1 million of operating income was reclassified from "Commercial primarily products" to "Contracts, primarily U.S. Government." These 2004
     Business Realignments and related reclassifications did not result in any changes to consolidated results of operations, financial position or cash flow.

(b)  In order to calculate diluted earnings per share for the three and twelve months ended December 31, 2004 and 2003, the after-tax interest expense savings on the assumed conversions of Convertible Notes and our CODES must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to net income is $0.8 million for the three months ended December 31, 2004, $4.5 million for the three months ended December 31, 2003, $9.1 million for the twelve months ended December
     31, 2004 and $20.8 million for the twelve months ended December 31, 2003.

(c)  Previously reported diluted EPS amounts have been restated in accordance with EITF 04-8. Diluted weighted average common shares outstanding increased by 7.8 million shares, which resulted in non-cash reductions to diluted EPS of $0.04 for the three months ended December 31, 2003, and
     $0.09 for the twelve months ended December 31, 2004 and 2003.

                                     -more-

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        UNAUDITED SELECTED FINANCIAL DATA
                                  (IN MILLIONS)

                                                      THREE MONTHS ENDED                YEAR ENDED
                                                         DECEMBER 31,                  DECEMBER 31,
                                                  ---------------------------    --------------------------
                                                      2004           2003           2004          2003
                                                  --------------  -----------    -----------   ------------

FUNDED ORDERS                                        $  2,098.6    $ 1,478.9      $ 7,563.7      $ 5,477.4

REPORTABLE SEGMENT OPERATING DATA:
-------------------------------------------------

SALES:
       SECURE COMMUNICATIONS & ISR                    $   423.3     $  383.5     $  1,663.6       $ 1,439.4
       TRAINING, SIMULATION & GOVT. SVS.(d)               348.2        258.7        1,259.6        1,009.3
       AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           642.4        357.0        2,289.8        1,019.6
       SPECIALIZED PRODUCTS(c)                            497.3        481.9        1,684.0        1,593.3
                                                  --------------  -----------    -----------   ------------
                 CONSOLIDATED                        $  1,911.2    $ 1,481.1      $ 6,897.0      $ 5,061.6
                                                  ==============  ===========    ===========   ============

OPERATING INCOME:
       SECURE COMMUNICATIONS & ISR                    $    61.4      $  52.9       $  218.0       $  172.9
       TRAINING, SIMULATION & GOVT. SVS. (d)               48.3         29.9          149.2          115.5
       AIRCRAFT MODERNIZATION, O&M AND PRODUCTS            65.7         55.1          249.6          147.8
       SPECIALIZED PRODUCTS(c)                             44.1         53.1          131.8          144.8
                                                  --------------  -----------    -----------   ------------
                  CONSOLIDATED                        $   219.5     $  191.0       $  748.6       $  581.0
                                                  ==============  ===========    ===========   ============

OPERATING MARGIN:
       SECURE COMMUNICATIONS & ISR                        14.5%        13.8%          13.1%          12.0%
       TRAINING, SIMULATION & GOVT. SVS. (d)              13.9%        11.6%          11.8%          11.4%
       AIRCRAFT MODERNIZATION, O&M AND PRODUCTS           10.2%        15.4%          10.9%          14.5%
       SPECIALIZED PRODUCTS(c)                             8.9%        11.0%           7.8%           9.1%
                           CONSOLIDATED                   11.5%        12.9%          10.9%          11.5%

DEPRECIATION AND AMORTIZATION:
-----------------------------------------
       SECURE COMMUNICATIONS & ISR                     $    7.7      $   7.9       $   32.3       $   29.2
       TRAINING, SIMULATION & GOV'T SVS.                    2.1          2.1            7.6            8.0
       AIRCRAFT MODERNIZATION, O&M AND PRODUCTS             7.5          5.4           32.3           18.7
       SPECIALIZED PRODUCTS                                12.2          8.8           46.8           39.5
                                                  --------------  -----------    -----------   ------------
                          CONSOLIDATED                $    29.5      $  24.2       $  119.0       $   95.4
                                                  ==============  ===========    ===========   ============
CASH FLOW DATA:
-----------------------------------------
       NET CASH FROM OPERATING ACTIVITIES             $   212.7     $  129.0       $  620.7       $  456.1
       NET CASH USED IN INVESTING ACTIVITIES             (371.6)      (771.3)        (555.5)      (1,088.1)
       NET CASH FROM FINANCING ACTIVITIES                 444.9        399.9          453.3          632.0
                                                  --------------  -----------    -----------   ------------
       NET INCREASE (DECREASE) IN CASH                $   286.0     $ (242.4)      $  518.5        $     -
                                                  ==============  ===========    ===========   ============

RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS:
-------------------------------------------------

NET CASH FROM OPERATING ACTIVITIES                    $   212.7     $  129.0       $  620.7       $  456.1
LESS: CAPITAL EXPENDITURES                                (27.0)       (28.9)         (80.5)         (82.9)
ADD: DISPOSITIONS OF PROPERTY, PLANT AND
EQUIPMENT                                                   2.4          2.7           11.9            3.8
                                                  --------------  -----------    -----------   ------------
FREE CASH FLOW(e)                                     $   188.1     $  102.8       $  552.1       $  377.0
                                                  ==============  ===========    ===========   ============

                                                                           DECEMBER 31,      DECEMBER 31,
                                                                               2004              2003
                                                                           -------------  -------------------
        PERIOD END DATA:
        --------------------------------------------------------------

                          FUNDED BACKLOG                                      $ 4,757.9       $  3,893.3
                          CASH & CASH EQUIVALENTS                             $   653.4       $    134.9
                          TOTAL DEBT                                          $ 2,189.8       $  2,457.3
                          MINORITY INTERESTS                                  $    77.5       $     76.2
                          SHAREHOLDERS' EQUITY                                $ 3,792.5       $  2,574.5

  ------------------

(d)Effective January 1, 2004, we combined the IMC business into L-3
   Government Services, Inc. As a result of this realignment of management responsibilities, $5.6 million of sales and $1.7 million of operating income was reclassified from the Specialized Products segment to the
   Training, Simulation & Government Services segment for the three months ended December 31, 2003. For the twelve months ended December 31, 2003,
   $29.1 million of sales and $3.9 million of operating income was reclassified from the Specialized Products segment to the Training,
   Simulation & Government Services segment.

(e)The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities, other than capital expenditures and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.